Exhibit 99.1

MINDEN BANCORP, INC. ANNOUNCES
APPROVAL OF PLAN OF CONVERSION AND REORGANIZATION;
CONVERSION EXPECTED TO CLOSE JANUARY 4, 2011

December 30, 2010, Minden, Louisiana – Minden Bancorp, Inc. (the “Company” or “Minden Bancorp”) (OTC Bulletin Board: MDNB), the holding company for MBL Bank, announced today that the Company’s Plan of Conversion and Reorganization was approved by the members of Minden Mutual Holding Company and the Company’s shareholders at separate special meetings held on December 23, 2010.

The Company also announced today that the newly formed holding company for MBL Bank, Minden Bancorp, Inc. has received orders to purchase common stock sufficient to complete the offering conducted in connection with the second-step conversion.  The conversion and offering are currently expected to be completed as of the close of business on January 4, 2011.  The closing of the transaction is subject to the satisfaction of customary closing conditions.

As a result of the second-step conversion, Minden Mutual Holding Company and the presently existing Minden Bancorp, a federal corporation, will cease to exist and the new Minden Bancorp, a Louisiana corporation, will become the parent holding company of MBL Bank and will be wholly owned by public shareholders.

A total of 1,394,316 shares of common stock, including 55,772 shares to be purchased by the Minden Bancorp, Inc. Employee Stock Ownership Plan, which is between the midpoint and the maximum of the offering range, will be sold in the subscription and community offerings at $10.00 per share. As part of the conversion, each existing share of common stock of Minden Bancorp will be converted into the right to receive 1.7427 shares of the new holding company’s common stock, other than shares held by Minden Mutual Holding Company and treasury stock, which shall be cancelled.  The exchange ratio ensures that, after the conversion and offering, the public shareholders of the existing Minden Bancorp will maintain approximately the same ownership interest in the new holding company as they owned in Minden Bancorp.  Cash will be issued in lieu of fractional shares based on the offering price of $10.00.  Total shares outstanding after the stock offering and the exchange will be approximately 2,379,269, before giving effect to cash-in-lieu of factional shares.

Minden Bancorp common stock will continue to trade on the OTC Bulletin Board under the trading symbol “MDNB” through January 4, 2011.  No transfers of existing Minden Bancorp common stock will be processed by the Company’s transfer agent after that date.  Beginning on January 5, 2011, the shares of common stock of the new holding company will commence trading on the OTC Bulletin Board.  The trading symbol for the new holding company has not yet been assigned.  Minden Bancorp will promptly provide information regarding the new trading symbol when it becomes available.

Stock certificates for shares purchased in the subscription offering and community offering are expected to be mailed to subscribers on or about January 5, 2011.  Shareholders of Minden Bancorp holding existing shares in street name at closing will receive shares of the new holding company within their accounts in exchange for their existing shares.  Shareholders of Minden Bancorp holding existing shares in certificate form at closing will be mailed a letter of transmittal on or about January 5, 2011, and will receive new stock certificates for their shares of the new holding company common stock and cash in lieu of fractional shares after returning their existing stock certificates and a properly completed letter of transmittal to the transfer and exchange agent.

Sandler O’Neill & Partners, L.P. acted as financial advisor to Minden Bancorp. Elias, Matz, Tiernan & Herrick L.L.P. acted as legal counsel to Minden Bancorp.

Minden Bancorp, Inc. is the holding company for MBL Bank, a Louisiana-chartered, FDIC-insured building and loan association headquartered in Minden, Louisiana.  MBL Bank operates from its two full-service banking offices in Webster Parish, Louisiana. Minden Bancorp’s website is http://www.mblminden.com/.

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Minden Bancorp and MBL Bank are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission.  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock of the new holding company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

CONTACT:
Jack E. Byrd, Jr., President and Chief Executive Officer
Minden Bancorp, Inc.
(318) 371-4156